Exhibit 99.3

Offer to exchange

8.75% Senior Notes due 2015, which

have been registered under the U.S. Securities Act of 1933,

for outstanding

8.75% Senior Notes due 2015

of

City Telecom (H.K.) Limited

To The Depository Trust Company participants:

Enclosed are the materials listed below relating to the offer by City Telecom (H.K.) Limited to exchange up to US$125,000,000 aggregate principal amount of its 8.75% Senior Notes due 2015, pursuant to an offering registered under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) for a like principal amount of its issued and outstanding 8.75% Senior Notes due 2015, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2005 of City Telecom (H.K.) Limited, and the related letter of transmittal, in each case as amended or supplemented from time to time (which together constitute the “exchange offer”).

Enclosed are copies of the following documents:

1.	Prospectus dated , 2005;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instructions to Book-Entry Transfer Participant From Owner; and

5.	A letter which may be sent to your clients for whose account you hold outstanding notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the exchange offer.

We urge you to contact your clients promptly. Please note that the offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended.

The exchange offer is not conditioned upon any minimum number of outstanding notes being tendered.

To participate in the exchange offer, a beneficial holder of outstanding notes must cause a Depository Trust Company participant to tender such holder’s outstanding notes to Deutsche Bank Trust Company Americas’s account, as exchange agent, maintained at The Depository Trust Company for the benefit of the exchange agent through The Depository Trust Company’s Automated Tender Offer Program (“ATOP”), including transmission of a computer-generated message that acknowledges and agrees, on behalf of The Depository Trust Company participant and the beneficial owners of tendered outstanding notes, to be bound by the terms of the letter of transmittal. By complying with The Depository Trust Company’s ATOP procedures with respect the exchange offer, The Depository Trust Company participant confirms, on behalf of itself and the beneficial or owners of tendered outstanding notes, all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the exchange agent.

Pursuant to the letter of transmittal, each holder of outstanding notes will represent to City Telecom (H.K.) Limited that (i) it is not an affiliate of City Telecom (H.K.) Limited or its subsidiaries or, if the holder is an affiliate of City Telecom (H.K.) Limited or its subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes, (iv) the holder is not a broker-dealer who purchased the outstanding notes for resale pursuant to an exemption under the Securities Act, and (v) the holder will be able to trade exchange notes acquired in the exchange offer without restriction under the Securities Act. If the tendering holder is a broker-dealer that will receive exchange notes for its own account pursuant to the exchange offer, you will represent on behalf of such broker-dealer that the outstanding notes to be exchanged for the exchange notes were acquired by the broker dealer as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that either you or the broker dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, neither you nor the broker-dealer will not be deemed to admit that you or the broker dealer is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to the Book-Entry Transfer Participant From Owner contains an authorization for you to make the foregoing representations from the beneficial owners of the outstanding notes to be tendered by you on their behalf in the exchange offer.

We will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of outstanding notes pursuant to the exchange offer. We will pay or cause to be paid any transfer taxes payable on the transfer of outstanding notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained from Deutsche Bank Trust Company Americas, c/o The Depository Trust Clearing Corporation, 55 Water Street, 1st floor, Jeanette Park Entrance, New York, NY 10041.

Very truly yours,

CITY TELECOM (H.K.) LIMITED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CITY TELECOM (H.K.) LIMITED OR ANY OF ITS SUBSIDIARIES OR DEUTSCHE BANK TRUST COMPANY AMERICAS OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.